Exhibit 99

NEWS

FOR IMMEDIATE RELEASE

Contact:	Maryellen Thielen
(847) 402-5600

Allstate Names Katherine Mabe President of Business to Business

Northbrook, Ill., December 2, 2013 – The Allstate Corporation (NYSE: ALL) today announced that Katherine Mabe, president, West Territory of Allstate Personal Lines, is promoted to president, Business to Business (B2B). Mabe now reports to Thomas J. Wilson, chairman, president and chief executive officer of The Allstate Corporation.

Mabe will assume operating responsibility for seven businesses that are being combined into a single group to better serve the business customer. The B2B organization will include Allstate Benefits, Allstate Business Insurance, Allstate Dealer Services, Allstate Roadside Services, Sterling Autobody, Ivantage and Encompass Insurance. As part of her new role, Mabe also will become a member of the corporate governance committees at Allstate.

“Kathy’s promotion recognizes her strong performance since joining Allstate in June 2011. She has led our West Territory team on a path to sustainable and profitable growth, renewed its focus on the Allstate independent agency channel, and guided the ongoing development of the Allstate auto dealership program,” said Thomas J. Wilson, chairman, president and chief executive officer. “In addition, Kathy’s success is the latest example of Allstate’s commitment to inclusive diversity – which has broadened the depth of our talented leadership and won us numerous awards, including the 2013 Top Company for Executive Women from the National Association of Female Executives. More than 40 percent of Allstate’s officers and managers are women.”

Mabe joined Allstate in June 2011 as president, Allstate Protection Central/West Regions. She came to Allstate from Economical Insurance Group, a large property-casualty insurance company in Canada, where she served as president and chief executive officer. Previously, Mabe was with Nationwide Insurance for 30 years, where she held a number of executive positions in Nationwide’s marketing, sales, product and commercial functions.

The Allstate Corporation (NYSE: ALL) is the nation’s largest publicly held personal lines insurer, serving approximately 16 million households through its Allstate, Encompass, Esurance and Answer Financial brand names and Allstate Financial business segment. Allstate branded insurance products (auto, home, life and retirement) and services are offered through Allstate agencies, independent agencies, and Allstate exclusive financial representatives, as well as via www.allstate.com, www.allstate.com/financial and 1-800 Allstate®, and are widely known through the slogan “You’re In Good Hands With Allstate®.” As part of Allstate’s commitment to strengthen local communities, The Allstate Foundation, Allstate employees, agency owners and the corporation provided $29 million in 2012 to thousands of nonprofit organizations and important causes across the United States.

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